                                     BILL OF SALE

         BILL OF SALE dated as of October 20, 1997, from ML DIRECT, INC., a Delaware corporation ("Seller"), to STAR SHOPPE DIRECT, INC., a Florida corporation ("Buyer").

         Buyer and Seller are parties to an Asset Purchase Agreement dated as of October ___, 1997 (the "Purchase Agreement"). Seller desires to sell, transfer, convey, assign and deliver, and Buyer desires to purchase and acquire, certain assets of Seller relating to the facility located at 3001 Executive Drive, Suite 120, Clearwater, Florida ("Facility"). The execution and delivery of this Bill of Sale is a condition to Buyer's obligations under the Purchase Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees as follow:

         1. Capitalized terms used herein but not defined herein shall have the meanings assigned such terms in the Purchase Agreement.

         2. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby accepts all of Seller's right, title and interest in and to (i) the tangible property located at the Facility; and (ii) the prospective or potential contractual or business relations with such parties set forth on Schedule A-1 ("Transferred Assets").

         3. Seller hereby covenants and agrees to execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Transferred Assets.

         4. The Transferred Assets shall not include any assets other than the Transferred Assets, including (i) all cash on hand and cash equivalents;
(ii) all monies to be received by Seller under the Purchase Agreement and all other rights of Seller hereunder; (iii) all stock records, corporate and partnership charters and seals, minute books and returns and records relating to state and federal income taxes, check books, ledgers, and financials; provided, however, that such documents and records shall be available for inspection and copying by Buyer at all reasonable times upon request for a proper purpose; (iv) all governmental permits, consents and authorizations; (v) any accounts receivable or tax refunds for periods prior to the Closing Date; (vi) any of Seller's shares of KN2B, Inc.; (vii) and the names "ML Direct" or "Home Shopping Showcase".

         5. Notwithstanding any other provision of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of Seller set forth in the Purchase Agreement nor shall this Bill of Sale expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This Bill of Sale is intended only to effect the transfer of certain property to be transferred pursuant to the Purchase Agreement.

         6. This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered on the date and year first written above.


                                  ML DIRECT, INC.



                                  By:__________________________________
                                       Name:
                                       Its:

                                       2